Exhibit 10.70

UNITED NATURAL FOODS, INC.
AMENDED AND RESTATED
2004 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

This Performance Unit Agreement (this “Agreement”) effective as of                            , 2011, between United Natural Foods, Inc. (the “Company”) and                                      (the “Participant”), who is an employee of the Company, evidences the award of Performance Units to the Participant under the United Natural Foods, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Plan”).

In consideration of services rendered and agreed to be rendered, the Company makes this Award of Performance Units to the Participant named in the first sentence of this Agreement.  This Agreement and the issuance or transfer of shares of the Company’s common stock or payment of cash are conditioned on the following terms:

1.                                      Definitions.

All capitalized terms that are not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

(a)                                  Participant, solely for purposes of this Agreement, means the employee designated above.

(b)                                 Performance Criteria means the performance factors and requirements specified in Section 4 of this Agreement.

(c)                                  Performance Period means the period beginning on                    ,            and ending on                  ,         .

(d)                                 Performance Unit means a right to receive a payment in the form of a Share or in the form of cash equal to the Fair Market Value of a Share following the successful attainment of the Performance Criteria to the satisfaction of the Committee.

(e)                                  Unvested Performance Units means Performance Units granted pursuant to Section 2 of this Agreement as to which the Performance Criteria have not been satisfied under Section 4 of this Agreement.

2.                                      Grant of Performance Units.

The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan,                  Performance Units (subject to adjustment under Section 17 of the Plan)[, provided that, to the extent that the Participant vests in greater than one hundred percent (100%) of the Performance Units (as provided in Section 4 of this Agreement), additional Performance Units will be paid to the Participant.  For purposes of clarity and the avoidance of doubt, the actual number of Performance Units earned shall be equal to

                     times the applicable percentage set forth on Exhibit A, which may result in a higher or lower number of Performance Units than the                  targeted Performance Units. A Performance Unit does not represent an equity interest in the Company and carries no voting or dividend rights. The maximum number of Performance Units that may be earned is subject to the limitation in Section 10(d) of the Plan.]

3.                                      Vesting.

(a)                                  To the extent that the Performance Criteria under Section 4 of this Agreement have been satisfied as of the last day of the Performance Period, the Participant shall vest in the number of Performance Units awarded under this Agreement, as calculated in accordance with Section 4, and his rights to such vested Performance Units shall become nonforfeitable as of the last day of the Performance Period, subject to Section 6 below.  [Except as provided in Section [3(b) or (c)] below, to the extent that such Performance Criteria have not been satisfied as of the last day of the Performance Period, any Performance Units awarded under this Agreement that do not vest, as calculated in accordance with Section 4, shall be canceled immediately and shall not be payable to the Participant.]  Prior to the payment of any Performance Units, the Committee shall certify in writing (which may be set forth in the minutes of a meeting of the Committee) the extent to which the Performance Criteria and all other material terms of this Agreement have been met.

(b)                                 [In the event the Participant dies or becomes disabled (within the meaning of Section 22(e) of the Code) before the end of the Performance Period, the Participant shall vest in the                  Performance Units granted under Section 2 of this Agreement [(and, for the avoidance of doubt, no additional Performance Units in which the Participant may be entitled to vest in accordance with the Performance Criteria)] and his rights to such vested Performance Units shall become nonforfeitable as of the date on which his employment is terminated.]

(c)                                  [In the event the Participant’s employment with the Company or any of its Subsidiaries is terminated for any reason within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, and before the Performance Units have become vested under Section 3(a), the Participant shall vest in the                Performance Units granted under Section 2 of this Agreement [(and, for the avoidance of doubt, no additional Performance Units in which the Participant may be entitled to vest in accordance with the Performance Criteria)] and his rights to such vested Performance Units shall become nonforfeitable as of the date on which his employment is terminated.]

4.                                      Performance Criteria.

[The Performance Criteria are set forth in Exhibit A to this Agreement.]

5.                                      Payment.

(a)                                  The Company shall issue to the Participant one Share, or at the Committee’s discretion shall pay to the Participant in cash the Fair Market Value of one Share, for each Performance Unit which has become vested with respect to the Performance Period pursuant to Section 3 of this Agreement. It is the intent of the Committee, as of the date of grant, to settle the Performance Units by delivery of Shares.  Such payment shall be made no later than March 15th of the calendar year next following the calendar year in which the Performance Period ends.

(b)                                 If the Participant dies after vesting pursuant to Section 3 of this Agreement but before the Company makes the payment described in subsection (a), above, such payment shall be made to the Participant’s Beneficiary according to the same schedule as described above.

6.                                      Termination of Employment.

[Except as provided in Section [3(b) or (c)] above], if the Participant’s employment with the Company terminates for any reason prior to the expiration of the Performance Period, all then-Unvested Performance Units shall be canceled immediately and shall not be payable to the Participant.]

7.                                      Withholding.

The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant or his Beneficiary, including but not limited to upon settlement of the Performance Units, any applicable withholding obligations or withholding taxes (“Withholding Taxes”) as set forth by Internal Revenue Service guidelines for any employer’s minimum statutory withholding with respect to the grant to the Participant of the Performance Units or payment to the Participant or his Beneficiary in accordance with Section 5 of this Agreement, and to require that the Company be paid the amount of any Withholding Taxes.  In its sole and absolute discretion, the Company may satisfy the required Withholding Taxes by withholding from the Shares otherwise issuable pursuant to settlement of the Performance Units awarded hereunder that number of whole Shares necessary to satisfy the Withholding Taxes with respect to such Shares based on the Fair Market Value of the Shares as of the last day of the Performance Period.

8.                                      Amendment.

The Committee may in its sole discretion amend, modify or terminate this Agreement, including, but not limited to, an action substituting another Award of the same or a different type or changing the Performance Period, except to the extent such amendment would increase the amount of compensation that would otherwise be due upon attainment of the goal, within the meaning of Treas. Reg. § 1.162-27(e)(2)(iii)(A); provided, however, that except as otherwise provided in the Plan or in this Agreement or to the extent necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations or rulings, including but not limited to the provisions of Section 409A of the Code necessary to avoid tax penalties to the Participant, the Committee shall obtain the Participant’s consent before it amends this Agreement in a manner that materially adversely affects the Participant’s rights or benefits under this Agreement.  Except as otherwise provided in this Section 8 or in the Plan, this Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

9.                                      Determinations by the Committee.

Determinations by the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and this Agreement.

10.                               Provisions of the Plan; Company Policies.

This grant is subject to the provisions of the Plan, which is incorporated into this Agreement by reference and a copy of which is furnished to the Participant with this Agreement (or which previously has been furnished to the Participant).  This Agreement, read together with the Plan, represents the entire understanding and agreement between the Company and the Participant, and shall supersede any prior agreement and understanding between the parties with respect to the matters contained herein. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement, and any payment in Shares or cash paid in settlement of the Performance Units, shall be subject to any policy of the Company regarding the recoupment or clawback of compensation as in effect at the date of this Agreement.

11.                               Holding Period

[To the extent that any Shares are awarded hereunder, Participant agrees to hold such Shares and not dispose of them by sale or other voluntary disposition for a period of three (3) years from the date of vesting, unless such holding period is waived by the Committee in its sole discretion.  This Agreement shall not apply to any Shares that are withheld to satisfy income tax obligations of Participant hereunder.]

12.                               Notices and Payments.

Any notice required or permitted to be given to the Participant or his Beneficiary under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid.  Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company’s principal office.

13.                               Waiver.

The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

14.                               Section 409A.

(a)                                  For the avoidance of doubt, the Performance Units granted under this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)                                 Notwithstanding any other payment schedule provided herein to the contrary, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any payment due under this Agreement that is considered “deferred compensation” under Section 409A of the Code payable on account of a Participant’s “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Participant, and (B) the date of Participant’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 14(b) shall be paid to the Participant in a lump sum in accordance with the Agreement.

(c)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A (and, more specifically, Treasury Regulation 1.409A-1(h)) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

15.                               Governing Law.

The validity and construction of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of this Agreement to the substantive law of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

UNITED NATURAL FOODS, INC.

By:
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

PERFORMANCE CRITERIA

[To be determined.]